GS Financial Products U.S., L.P.
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Exhibit 12.1
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Computation of Ratio of Earnings to Fixed Charges
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                                                  Fiscal Quarter Ended
                                       -----------------------------------------

(Unaudited U.S. dollars in thousands)  February 23, 1996       February 28, 1997
                                       -----------------       -----------------
Earnings:
Income  before income taxes                       $3,211                 $4,643
Add:  Fixed charges                                  589                  1,617
Earnings as adjusted                              $3,800                 $6,260

Fixed charges:
Interest expense                                    $561                 $1,602
Debt amortization expense                             28                     15
Interest portion of rent expense                       0                      0
                                                  ------                 ------
Total fixed charges                                 $589                 $1,617

Ratio of earnings to fixed charges                    6x                     4x